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                                                                     EXHIBIT 5.1

                                  June 4, 2004

Curtiss-Wright Corporation
4 Becker Farm Road
Roseland, New Jersey 07068

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

I am the Assistant Secretary and Associate General Counsel of Curtiss-Wright Corporation (the "Company"), and as such I have been asked to render the following opinion in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), issuable under the 2003 Curtiss-Wright Corporation Employee Stock Purchase Plan (the "Plan").

As your counsel in connection with the Registration Statement, I have examined the Plan and the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan and such other documents as I have deemed necessary to render this opinion.

Based upon the foregoing, it is my opinion that the shares of Common Stock to be offered pursuant to the Registration Statement, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours,

                                              /s/ Paul J. Ferdenzi
                                                  Paul J. Ferdenzi